Exhibit 99.1

THE LGL GROUP, INC. RESPONDS TO A LETTER OF NON-COMPLIANCE FROM THE AMERICAN STOCK EXCHANGE

Orlando, FL, April 22, 2008 -- The LGL Group, Inc. (AMEX: LGL) (the “Company”) today announced that on April 17, 2008 it received a letter (the “Letter”) from the American Stock Exchange (“AMEX”) notifying the Company that it had failed to file its annual report on Form 10-K for the fiscal year ended December 31, 2007 (the “Annual Report”), in a timely manner and that in order to maintain its AMEX listing, the Company must submit a Plan to AMEX by May 1, 2008 advising AMEX of actions it has taken or will take to file its Annual Report.

The Company intends to prepare the Plan and submit it to AMEX by May 1, 2008.  If AMEX determines that the Company has made a reasonable demonstration in the Plan of its ability to regain compliance with all applicable continued listing standards by July 15, 2008 (the “Deadline”), AMEX will accept the Plan and the Company will remain listed.  During this time, the Company will continue to work to resolve the matters delaying the filing of the Annual Report.  The Company anticipates that it will be able to file the Annual Report by the Deadline.

Within the Letter received from AMEX, the Company was advised that it has materially violated its listing agreement with AMEX and Sections 134 and 1101 of the AMEX Company Guide by failing to file its Annual Report in a timely manner.  In accordance with the AMEX Company Guide, AMEX is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from its AMEX listing.

The LGL Group, Inc. is a holding company with subsidiaries engaged in manufacturing custom-designed highly engineered electronic components.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the “safe harbor” provisions under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  The Company uses forward-looking statements in its description of its plans and objectives for future operations and assumptions underlying these plans and objectives, as well as in its expectations, assumptions, estimates and projections about the Company’s business and industry.  These forward-looking statements involve risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors as more fully described in this report.

Forward-looking terminology includes the words “may”, “expects”, “believes”, “anticipates”, “intends”, “projects” or similar terms, variations of such terms or the negative of such terms.  These forward-looking statements are based upon the Company’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this report to reflect any change in its expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

Contact:

The LGL Group, Inc.
Harold Castle
Chief Financial Officer
(407) 298-2000 ext. 146

VJE Consultants
Victor Emmanuel
(914) 305-5198